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                                  EXHIBIT 23.01

                           CONSOLIDATED PRODUCTS, INC.

                          CONSENT OF ERNST & YOUNG LLP





                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (From S-8 No. 33-63342) pertaining to the Stock Option Plan, (Form S-8 No. 33-63344) pertaining to the Employee Stock Purchase Plan, (Form S-3 No. 33-62359) relating to warrants, (Form S-3 dated July 2, 1996) pertaining to the Common Stock offering and (Form S-8 No. 33-61945) relating to the 1995 Employee Stock Option Plan of our report dated November 15, 1996, with respect to the consolidated financial statements of Consolidated Products, Inc. included in the Annual Report (Form 10-K) for the year ended September 25, 1996.

                                                           /s/ Ernst & Young LLP

December 19, 1996








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